Exhibit 10.2

PHH CORPORATION

2014 NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
(Under the PHH Corporation 2014 Equity and Incentive Plan)

I.  INTRODUCTION

1.1.                            Purposes.  The purpose of this PHH Corporation 2014 Non-Employee Director Compensation Program (as amended from time to time, this “Program”) is to continue the restricted stock unit award provisions of Section 6(b)(iv)(D) of the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan, as amended (the “Old Plan”), for the portion of 2014 following the approval by shareholders of the PHH Corporation 2014 Equity and Incentive Plan (as amended from time to time, the “2014 EIP”).  It is the intention of PHH Corporation (the “Company”) that the Program will only be effective for the portion of 2014 following the approval of the 2014 EIP by shareholders, unless extended by the Board of Directors.

1.2.                            Description.  This Program is an Award Program under Section 3.4 of the 2014 EIP and is subject to the terms of the 2014 EIP.  The terms of this Program shall be effective for any grants made with respect to retainers and stipends paid after the date of approval of the 2014 EIP by the Company’s shareholders (the “Effective Date”).

II.  DEFINITIONS

As used in this Program, capitalized terms defined in 2014 EIP shall have the meaning ascribed to them in the 2014 EIP, except as otherwise provided herein, and the following terms shall have the following meanings:

“2014 EIP” shall have the meaning ascribed to it in Section 1.1.

“Change in Control” shall have the meaning ascribed to in the Old EIP.

“Fee Payment Date” shall have the meaning ascribed to it in Section 5.1.

“Non-Employee Director” means any director of the Company who is not also employed by the Company or any of its Subsidiaries.

“Old Plan” shall have the meaning ascribed to it in Section 1.1.

“Participant” means a ‘Participant’ as defined in the 2014 EIP who, as a Non-Employee Director of the Company has been granted Restricted Stock Units under the Program.

“Program” shall have the meaning ascribed to it in Section 1.1.

“Restricted Stock Unit” means a right granted to a Participant under Section 3.4 of the 2014 EIP and Article V of the Program to receive Stock following the date of grant in accordance with the terms of this Program.

III.  ADMINISTRATION

The administration and operation of this Program shall be supervised by the Committee with respect to all matters.  The Committee shall interpret and construe any and all provisions of this Program and any determination made by the Committee under this Program shall be final and conclusive.  Neither the Board of Directors nor the Committee, nor any member of the Board of Directors, nor any employee of the Company or its Affiliates shall be liable for any act, omission, interpretation, construction or determination made in connection with this Program (other than acts of willful misconduct) and the members of the Board of Directors and the Committee and the employees of the Company and its Affiliates shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted at law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to this Program.  If the terms of this Program conflict with the terms of the 2014 EIP in a manner that would make compliance with the terms of both this Program and the 2014 EIP impossible, the terms of the 2014 EIP shall control.

IV.  PARTICIPATION

Restricted Stock Units will be granted to all Non-Employee Directors of the Company in accordance with Article V.  Once a person becomes a Participant under this Program, the Participant shall remain a Participant until all Restricted Stock Units are settled pursuant to Section 5.3 of this Program.

V.  AWARDS

5.1.                            General.   Unless the Committee or the Board of Directors determines otherwise on a prospective basis, the Company shall issue Restricted Stock Units payable in Stock pursuant to this Article V for the purpose of fulfilling the Company’s obligation to compensate each Non-Employee Director, in part, in the form of Restricted Stock Units.  Restricted Stock Units granted under this Article V need not be evidenced by an Award Agreement unless the Committee determines that such an Award Agreement is desirable for the furtherance of the purposes of the Program.  Such Restricted Stock Units shall be awarded at such times as the Company shall otherwise pay to Non-Employee Directors their annual retainer fees, and annual committee stipends as well as such other fees, stipends and payments as determined by the Committee or the Board of Directors (each such award date, a “Fee Payment Date”). The Company shall keep a separate book account in the name of each Non-Employee Director. Restricted Stock Units awarded pursuant to this Article V may have dividend equivalent rights to be credited and payable in the form of additional Restricted Stock Units or cash, as determined by the Committee or the Board of Directors on a prospective basis.

5.2                               Crediting of Restricted Stock Units.   The number of Restricted Stock Units to be credited to each Non-Employee Director’s account as of each Fee Payment Date shall be calculated by dividing: (1) the amount of annual retainer fee and committee stipends payable to such Non-Employee Director on such Fee Payment Date in the form of Restricted Stock Units, as determined by the Committee or the Board of Directors from time to time; by (2) the Fair Market Value of a share of Stock on such date. Any change during a calendar year in the percentage or dollar amount of annual retainer fee or committee stipends payable in the form of Restricted Stock Units shall only be applied to compensation for services performed in the calendar years following the date of such change; provided, however, that, notwithstanding the foregoing, such change may, in the event of any increase in such fees or stipends, be applied prospectively to any such increase payable during the remainder of the calendar year of such change (with the old percentage or dollar amount, as applicable, applying to the fees and stipends that otherwise would have been paid absent such increase) to comply with Section 409A of the Code and the regulations promulgated pursuant thereto.  In the event the foregoing calculation would result in a grant of a fractional number of Restricted Stock Units, the number of Restricted Stock Units to be granted to the Non-Employee Director shall be rounded down to the nearest whole number of Restricted Stock Units, and the fractional amount shall be paid to the Non-Employee Director in cash as part of the Non-Employee Director’s retainer fee and committee stipends.  For purposes of applying this Section 5.2 in 2014, the amount of the annual retainer fee and committee stipend that will be deferred into Restricted Stock Units will be the amount reflected in the unanimous written consent of the Board of Directors last signed August 18, 2010.

5.3                               Vesting; Payment.                                             Restricted Stock Units credited pursuant to this Article V  shall be immediately vested and non-forfeitable and shall become payable on the earlier of the first anniversary immediately following the date upon which a Non-Employee Director’s service as a member of the Board of Directors terminates for any reason or a Change in Control; no acceleration of such payment shall be permitted, except to the extent the Committee determines such acceleration is permitted under Code Section 409A.

VI.  GENERAL PROVISIONS

6.1.                            Amendment and Termination.  The Committee may at any time amend, suspend, discontinue or terminate this Program; provided, however, that no such amendment, suspension, discontinuance or termination shall materially and adversely affect the rights of any Participant with respect to a Restricted Stock Unit that has been granted prior to the amendment, suspension, discontinuance or termination.  All determinations concerning the interpretation and application of this Section 6.1 shall be made by the Committee.

6.2.                            Nontransferability.                                          Restricted Stock Units shall not be transferable by a Participant except by will or the laws of descent and distribution.

6.3.                            Miscellaneous.

(a)                                 No Right of Continued Service.  Nothing in this Program shall be construed as conferring upon any Participant any right to continue in the service of the Company or any of its Affiliates.

(b)                                 No Limitation on Corporate Actions.  Nothing contained in this Program shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Program or any awards made under this Program.  No employee, Participant or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(c)                                  Nonalienation of Benefits.  Except as expressly provided herein, neither a Participant nor his or her heirs, executors, or administrators shall have the power or right to transfer, hypothecate, alienate, assign, or otherwise encumber the Participant’s interest under this Program.  The Company’s obligations under this Program are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated.

(d)                                 Severability.  If any provision of this Program is determined by a court of competent jurisdiction to be unenforceable, the remainder of this Program shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in this Program.

(e)                                  Governing Law.  This Program shall be construed in accordance with and governed by the laws of the State of Maryland, without reference to the principles of conflict of laws.

(f)                                   Headings.  Headings are inserted in this Program for convenience of reference only and are to be ignored in a construction of the provisions of this Program.